United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 6, 2024

Date of Report (Date of earliest event reported)

SPI Energy Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-37678	20-4956638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4803 Urbani Ave. McClellan Park, CA	95652
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 919-8000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Share	SPI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2024, SPI Energy Co., Ltd. (the “Company”) and Streeterville Capital, LLC (the “Petitioner”) entered into that certain Deed of Settlement (the “Settlement Agreement”), pursuant to which the Company would repay the total of $10,500,000 to the Petitioner no later than December 31, 2024 by way of a number of staged payments. Pursuant to the Settlement Agreement, (i) the Petitioner is obligated to withdraw the Petition (as defined below); (ii) the parties will completely release and discharge one another from any and all further claims; (iii) the Company will take steps to withdraw a complaint filed in California by the Company and its subsidiaries against the Petitioner; and (iv) certain related parties to the Company will agree to and execute full guarantees guaranteeing the payments. The Settlement Agreement superseded, replaced and extinguished the Prior Settlement Agreement (as defined below) in its entirety.

The foregoing description of the terms of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 10.1 herewith.

Item 8.01. Other Events.

On January 17, 2024, the Company received a winding up petition (the “Petition”) with a Notice of Hearing filed by the Petitioner in the Grand Court of the Cayman Islands (the “Cayman Court”). Among other things, the Petition seeks an order for the winding up of the Company pursuant to Section 92(d) of the Cayman Islands Companies Act (as revised) on the basis that the Company is unable to pay its debts. The Petition is also seeking appointment by the Cayman Court of Graham Robinson and James Parkinson of Crown Cayman Ltd as joint official liquidators. The Petitioner alleged that the Petitioner is a creditor of the Company in the total sum of US$14,979,960.41 and the Company failed to repay four Convertible Promissory Notes dated April 8, 2022, June 9, 2021, September 30, 2021 and November 12, 2021, by which the Petitioner loaned the Company the principal sums of US$2,110,000, US$4,210,000, US$4,210,000 and US$4,210,0000, respectively, with interest, fees, charges and late fees payable thereon. The Petition will be opposed by the Company’s management and will be subject to the Cayman Court’s decision which may grant, decline or modify the Petition as it sees fit. According to the Notice of Hearing, the hearing of the Petition was scheduled to take place at the Cayman Court on February 23, 2024. Pursuant to the terms of the Settlement Agreement, Streeterville shall seek a court order at the hearing of the Petition in the form agreed to by the parties.

On February 23, 2024, the parties reached a settlement agreement (the “Prior Settlement Agreement”) pursuant to which the Company would repay the total of $10,100,000 to the Petitioner no later than April 8, 2024 by way of a number of staged payments. The Prior Settlement Agreement was superseded, replaced and extinguished in its entirety by the Settlement Agreement. The information related to the Settlement Agreement included in Item 1.01 of this Current Report is incorporated by reference into this Item 8.01 of this Current Report.

The ultimate resolution of the proceedings may have a material adverse impact on the Company’s business, financial condition, results of operations or cash flows. Failure to settle the proceedings or other unfavorable outcomes in the proceedings - including but not limited to the winding up of the Company or the appointment of joint official liquidators - could result in significant damages, additional penalties or other remedies imposed against the Company. Litigation of this kind could result in substantial costs and a diversion of the Company management’s attention and resources. It could also result in the Company’s reputation being harmed and the Company’s stock price could decline as a result of allegations made in the course of the proceedings, regardless of the truthfulness of the allegations.

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Forward Looking Statements

Certain information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Set forth below is a list of the exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Deed of Settlement, dated March 6, 2024, by and between SPI Energy Co., Ltd. and Streeterville Capital, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPI ENERGY CO., LTD.

March 20, 2024	By:	/s/ Xiaofeng Peng
Xiaofeng Peng
Chief Executive Officer

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